Exhibit 99.4

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2006:

•	on a historical basis;

•	assuming the Merger is not consummated, on a pro forma basis to reflect this offering and the application of the net proceeds thereof to repurchase, redeem or retire outstanding debt; and

•	assuming the Merger is consummated, on a pro forma basis to reflect the Merger and this offering and the application of the net proceeds of this offering, to finance, in part, the cash portion of the Merger consideration as well as related transactions and the payment of fees and expenses.

This table is unaudited and should be read in conjunction with our consolidated financial statements incorporated by reference herein and our unaudited pro forma condensed combined financial information included in this offering memorandum. Other than as disclosed in this offering memorandum, there has been no material change in our capitalization and indebtedness since September 30, 2006.

	As of September 30, 2006
	Actual	Pro forma for this offering (assuming no Merger)		Pro forma for this offering and the Merger
	(in thousands of dollars)
Cash and cash equivalents	$417,105	$417,105		$517,200

Long-term debt, net of current portion and debt discount
Senior notes offered hereby(1)	—	250,000		250,000
Additional Merger financing(2)	—	—		740,000
Senior notes, debentures and other debt(3)	3,947,664	3,701,844	(4)	3,947,664

Total long-term debt	$3,947,664	$3,951,844		$4,937,664

Total stockholders’ equity	$983,276	$983,276		$1,262,896

Total capitalization	$4,930,940	$4,935,120		$6,200,560

(1)	Principal amount shown; amount net of discounts and expenses is estimated to be $245.8 million.

(2)	Reflects additional amount currently expected to be borrowed under the $990 million bridge loan commitment to finance the Merger and related transactions and to pay fees and expenses. Citizens expects to refinance amounts borrowed under this bridge loan, which matures within one year, with long-term debt prior to the maturity thereof. Accordingly, the financing to be incurred has been classified as long-term debt. If a long-term financing arrangement is not in place at the time of closing of the Merger, this bridge loan will be classified as current debt.

(3)	Pro forma amounts include $150 million borrowed in December 2006 under a term loan agreement with CoBank, ACB, which will be used to repurchase, redeem or retire other existing debt. It is assumed that such debt is repurchased, redeemed or retired at par value.

(4)	Reflects the application of the net proceeds from the offering to repurchase, redeem or otherwise retire for value, a portion of our outstanding debt. It is assumed that such debt is repurchased, redeemed or retired at the par value thereof. We have not yet identified which of our outstanding debt will be repurchased, redeemed or otherwise retired by an application of the net proceeds from this offering, but we expect all such net proceeds to be so applied by not later than August 2008, the maturity date of certain of our outstanding senior notes.

1